Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
United Natural Foods, Inc.:
We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.
Our report dated October 1, 2019, on the effectiveness of internal control over financial reporting as of August 3, 2019, contains an explanatory paragraph that states that United Natural Foods, Inc. (the Company) acquired SUPERVALU Inc. (Supervalu) on October 22, 2018, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of August 3, 2019, Supervalu’s internal control over financial reporting associated with total assets of $4.4 billion (of which $923 million represents goodwill and intangible assets included within the scope of management’s assessment) and total revenues of $10.5 billion included in the consolidated financial statements of the Company as of and for the year ended August 3, 2019. Our audit of the effectiveness of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Supervalu.
/s/ KPMG LLP

Providence, Rhode Island
December 18, 2019